Exhibit (b)(5)

CONSENT AND AMENDMENT TO TERM LOAN AGREEMENT

This CONSENT AND AMENDMENT TO TERM LOAN AGREEMENT (this “Consent and Amendment”), dated as of December 3, 2006, is entered into by and among LEHMAN COMMERCIAL PAPER INC. as the Administrative Agent, LEHMAN BROTHERS INC. and CREDIT SUISSE SECURITIES (USA) LLC, as Joint Lead Arrangers, CREDIT SUISSE as Syndication Agent, the Syndication Parties signatories hereto and PILGRIM’S PRIDE CORPORATION as Borrower, under that certain Term Loan Agreement (the “Term Loan Agreement”), dated as of the 29th day of November 2006, among such parties. Capitalized terms used but not defined in this Consent and Amendment shall have the meanings that are set forth in the Term Loan Agreement.

RECITALS:

WHEREAS, Borrower proposes to enter into an Acquisition Agreement in the form provided to the Joint Lead Arrangers on the date hereof;

WHEREAS, Section 8.3.5(a) of the Term Loan Agreement requires the consent of the Joint Lead Arrangers to the terms and conditions of any Acquisition Agreement; and

WHEREAS, Borrower, the Administrative Agent and the Syndication Parties party hereto have agreed to amend the Term Loan Agreement on the terms and subject to the conditions herein provided;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto, intending to be legally bound, hereby consent and agree as follows:

SECTION 1 CONSENTS

As of the Effective Date (as defined below), the following consents shall be effective:

(a) Each of the Joint Lead Arrangers consents to the terms and conditions of the Acquisition Agreement in the form provided to it on the date hereof.

(b) The Administrative Agent confirms that the Financial Projections delivered to it prior to the date hereof are acceptable to it, and that Section 8.1.9 of the Term Loan Agreement has been satisfied.

SECTION 2 AMENDMENTS TO TERM LOAN AGREEMENT

As of the Effective Date, the Term Loan Agreement is hereby amended as follows:

(a) Section 1.41 (Funding Material Adverse Effect) shall be deleted in its entirety and replaced with “[Reserved]”.

(b) Section 1.65 (Material Adverse Effect) shall be deleted in its entirety and replaced with the following:

“Material Adverse Effect means (a) a material adverse effect on the financial condition, results of operation, business or property of Borrower and its Subsidiaries considered in the aggregate; or (b) a material adverse effect on the ability of Borrower to perform its obligations under this Term Loan Agreement and the other Loan Documents.”

(c) Section 2.1 (Term Loan) shall be amended by deleting the word “Funding” in the introductory paragraph thereof.

(d) Section 7.26 (Funding Material Adverse Effect) shall be amended by deleting the words “Funding Material Adverse Effect” in their entirety in the heading and body of such section and replacing them with “Material Adverse Effect”.

(e) Section 8.3.8 (No Material Change) shall be amended by deleting the word “Funding” in clause (a) thereof.

(f) Section 9.2.7 (Notice of Tender Offer and Funding Material Adverse Effect) shall be amended by (x) deleting the words “and Funding Material Adverse Effect” in the heading thereof and (y) deleting the romanette number “(i)” (but not the remainder of such clause) and the words “and (ii) stating whether a Funding Material Adverse Effect has occurred” in their entirety.

SECTION 3 CONDITIONS PRECEDENT TO EFFECTIVENESS

The consents set forth at Section 1 and the Amendments set forth in Section 2 hereof shall be effective (the “Effective Date”) upon the Borrower, Agents, and Required Lenders indicating their consent by the execution and delivery of the signature pages hereof to the Administrative Agent.

SECTION 4 REPRESENTATIONS AND WARRANTIES.

The Borrower hereby represents and warrants to each Agent and each Syndication Party, that this Consent and Amendment has been duly executed and delivered by the Borrower, and this Consent and Amendment and the Term Loan Agreement as amended hereby constitute the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with their terms.

SECTION 5 REFERENCE TO AND EFFECT ON LOAN DOCUMENTS.

(a) As of the Effective Date, each reference in the Term Loan Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Term Loan Agreement as amended hereby and references in any other Loan Document to the “Term Loan Agreement,” “thereunder,” “thereof,” “therein,” or words of like import shall mean and be a reference to the Term Loan Agreement as amended hereby.

(b) Except to the extent amended hereby, the Term Loan Agreement and all of the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

(c) The execution, delivery and effectiveness of this Consent and Amendment shall not operate as a waiver of any Default or Event of Default or any right, power, privilege or remedy of the Administrative Agent or any Syndication Party under the Term Loan Agreement or any Loan Document, or constitute a waiver of any provision of the Term Loan Agreement or any Loan Document, except as and to the extent expressly set forth herein.

SECTION 6 MISCELLANEOUS

(a) Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

(b) Binding Effect. This Consent and Amendment shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the Borrower and its successors and assigns.

(c) Execution. The execution, delivery and performance of this Consent and Amendment shall not, except as expressly provided herein, constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of any agent or Syndication Party under, the Term Loan Agreement or any of the other Loan Documents.

(d) Applicable Law. To the extent not governed by federal law, this Consent and Amendment, and the rights and obligations of the parties hereto and thereto shall be governed by and interpreted in accordance with the internal laws of the State of New York, without giving effect to any otherwise applicable rules concerning conflicts of law.

(e) Counterparts. This Consent and Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Consent and Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWER:

PILGRIM’S PRIDE CORPORATION, a corporation formed under the laws of the State of Delaware

By:	/s/ Richard A. Cogdill
Name:	Richard A. Cogdill
Title:	Chief Financial Officer, Secretary and Treasurer

ADMINISTRATIVE AGENT:

LEHMAN COMMERCIAL PAPER INC.

By:	/s/ Laurie B. Perper
Name:	Laurie B. Perper
Title:	SVP

SYNDICATION AGENT:

CREDIT SUISSE, CAYMAN ISLANDS BRANCH

By:	/s/ Greff R. Fatzinger
Name:	Gregg R. Fatzinger
Title:	Director

JOINT LEAD ARRANGERS:

LEHMAN BROTHERS INC.

By:	/s/ Laurie B. Perper
Title:	SVP

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Gregg R. Fatzinger
Title:	Director

[CONSENT AND AMENDMENT TO PPC TERM LOAN AGREEMENT]

SYNDICATION PARTIES:

Lehman Commercial Paper Inc.

By:	/s/ Laurie B. Perper
Name:	Laurie B. Perper
Title:	SVP

CREDIT SUISSE, CAYMAN ISLANDS BRANCH

By:	/s/ Gregg R.Fatzinger
Name:	Gregg R. Fatzinger
Title:	Director

By:	Lisa Langhart
Name:	Lisa Langhart
Title:	Vice President

[CONSENT AND AMENDMENT TO PPC TERM LOAN AGREEMENT]